Issuer Free Writing Prospectus filed pursuant to Rule 433

Supplementing the Preliminary Prospectus Supplement dated April 20, 2022

(to Prospectus dated July 17, 2020)

Registration No. 333-239916

April 20, 2022

JABIL INC.

Pricing Supplement

Pricing Supplement dated April 20, 2022 to Preliminary Prospectus Supplement dated April 20, 2022 of Jabil Inc. This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Supplement but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Issuer	Jabil Inc.

Title of Security	4.250% Senior Notes due 2027 (Green Bonds)

Aggregate Principal Amount	$500,000,000

Maturity Date	May 15, 2027

Public Offering Price	99.582%, plus accrued interest, if any, from May 4, 2022

Coupon	4.250%

Yield to Maturity	4.343%

Spread to Benchmark Treasury	+148 bps

Benchmark Treasury	2.500% due March 31, 2027

Benchmark Treasury Price and Yield	98-103⁄4 / 2.863%

Interest Payment Dates	May 15 and November 15 of each year, beginning November 15, 2022

Record Dates	May 1 and November 1

Optional Redemption	Prior to April 15, 2027, make-whole call at T + 25 bps. Par call on or after April 15, 2027

Change of Control Repurchase Event	101%, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase

Gross Proceeds	$497,910,000

Net Proceeds to Issuer before Expenses	$494,910,000

Trade Date	April 20, 2022

Settlement Date	May 4, 2022 (T+10). The Issuer expects that delivery of the notes will be made to investors on or about May 4, 2022, which will be the tenth business day following the date of the prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next seven business days will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next seven business days should consult their own advisors.

Joint Book-Running Managers

BNP Paribas Securities Corp. (Sustainability Coordinator)

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

SMBC Nikko Securities America, Inc. (Sustainability Coordinator)

BofA Securities, Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

U.S. Bancorp Investments, Inc.

Senior Co-Managers

Credit Agricole Securities (USA) Inc.

HSBC Securities (USA) Inc.

Loop Capital Markets LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

Santander Investment Securities Inc.

Siebert Williams Shank & Co., LLC

Standard Chartered Bank

Truist Securities, Inc.

Wells Fargo Securities, LLC

Co-Managers	ICBC Standard Bank Plc Academy Securities, Inc. Drexel Hamilton, LLC

Denominations	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN Numbers	CUSIP: 466313 AM5 ISIN: US466313AM58

Offering Format	SEC Registered (Registration No. 333-239916)

FREE WRITING PROSPECTUS LEGEND

JABIL INC. HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS AND PRELIMINARY PROSPECTUS SUPPLEMENT) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT) IN THAT REGISTRATION

STATEMENT AND OTHER DOCUMENTS JABIL INC. HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT JABIL INC. AND THE OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, JABIL INC., THE UNDERWRITERS OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AND APPLICABLE PROSPECTUS SUPPLEMENT IF YOU REQUEST THEM FROM: BNP PARIBAS SECURITIES CORP., BY CALLING (800) 854-5674, CITIGROUP GLOBAL MARKETS INC., PROSPECTUS@CITI.COM OR BY CALLING (800) 831-9146, J.P. MORGAN SECURITIES LLC, BY CALLING (212) 834-4533 OR SMBC NIKKO SECURITIES AMERICA, INC., BY CALLING (888) 868-6856.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.